M/V BULK BEOTHUK

Bareboat Charter Party dtd. June 6, 2017

Between

GOLDWING SHIPPING COMPANY, as Owners

and

AMERICAS BULK TRANSPORT (BVI) LIMITED, as Charterers

RIDER CLAUSES
(47 – 55)

47.	Conditions
This Charter is part of a sale/bareboat charter transaction consisting of (i) this Charter, and (ii) a Memorandum of Agreement dated the same date hereof between the Owners, as buyers, and Bulk Atlantic Ltd., as sellers (the “Sellers”), an affiliated company with the Charterers, with respect to the purchase and sale of the Vessel (the “MOA”).

48.	Owners’ Conditions Precedent
The Owners’ obligations to charter the Vessel to the Charterers under this Charter are conditioned upon:

a.	the delivery of the Vessel by the Sellers to the Owners pursuant to the terms and conditions of the MOA (“Delivery” and “Deliver” as the context so requires);

b.	the registration of the Vessel in the name of Owners under the Panamanian flag at the time of Delivery under the MOA;

c.	the receipt by the Owners of all documents to be provided to the Owners as set forth in the MOA;

d.	a duly executed original of this Charter and the MOA;

e.	evidence that the Vessel will, from the date of Delivery under the MOA (the “Delivery Date”), be insured in accordance with the provisions of this Charter.

49.	Charter Hire

i.
Commencing from the Delivery Date, the Charterers shall pay charter hire to the Owners as provided in Clause 11 of this Charter. All charter hire shall be paid in U.S dollars, by wire transfer, to the following account unless otherwise specified in writing by the Owner:

Account Name : GOLDWING SHIPPING COMPANY
Bank         : ALPHA BANK A.E. PIRAEUS SHIPPING BRANCH 960
SWIFT : CRBAGRAAXXX
Account Number : GR9501409600960015006029477
Contact Person : Angeliki Kalapodi
Tel +302104113443
Fax +302104179578
         email: akalapodi@yahoo.gr

a.
Charterers’ obligation to pay charter hire and all other sums required to be paid under this Charter is absolute and unconditional and shall not be subject to any right of set-off, counterclaim, recoupment, defence, suspension, withholding, deferment or reduction, except as specifically provided otherwise in this Charter. The Charterers shall not have any right to terminate this Charter, or to be released, relieved, or discharged from any obligation or liability under this Charter, other than pursuant to and in accordance with Clauses 5, 25, 26, 28;. Notwithstanding the foregoing, the Charterers shall continue to comply with all their other obligations under this Charter during such period.

50.	Vessel Management
The technical and commercial (including crewing) management of the Vessel shall be the responsibility of the Charterers during the currency of this Charter. The Charterers shall appoint the managers to undertake all the technical and commercial management of the Vessel.

i.	Purchase Options and Purchase Obligation

(a).
Subject to the Charter being in full force and effect with no Charterers’ default on the anniversary dates set forth below, the Charterers shall have the following options to purchase the Vessel from the Owners (“collectively, the “Purchase Options”, and each a “Purchase Option”). Each Purchase Option is exercisable in Charterers’ sole discretion with no consent or agreement required of the Owners, upon the giving of forty-five (45) days’ notice to Owners:

1.
On and from the third anniversary of the Delivery Date of the Vessel to the Charterers, until the fourth anniversary of the Delivery Date, the Charterers may purchase the Vessel for the purchase price of US $5,400,000 (five million four hundred thousand U.S. dollars);

2.
On and from the fourth anniversary of the Delivery Date of the Vessel to the Charterers, until the fifth anniversary of the Delivery Date, the Charterers may purchase the Vessel for the purchase price of US $4,725,000.00, (four million seven hundred twenty five thousand U.S. dollars).

(b).
On the fifth anniversary of the Delivery Date of the Vessel to the Charterers, the Charterers shall be obligated to purchase the Vessel (the “Purchase Obligation”) for the purchase price of US $4,000,000.00, (four million U.S. dollars).

(c).	The purchase of the Vessel under paragraphs (a) or (b) of this Clause 51 shall be “as is where is” pursuant to the pro forma memorandum of agreement in the form attached hereto as Schedule A [TBA].

51.	Insurances, Total Loss and Compulsory Acquisition

(a).	For the purposes of this Charter, the term “Total Loss” shall mean:

i.	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

ii.
any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within thirty (30) days redelivered to the full control of the Charterers; and

iii.	any arrest, capture, seizure or detention of the Vessel (including any hijacking or theft) unless it is within thirty (30) days redelivered to the full control of the Charterers.

a.	The Charterers undertake with the Owners that throughout the Charter Period;

i.
they will keep the Vessel insured in the name of the Owners and the Charterers on the basis of Institute Warranty Clauses terms, as amended (or such other terms as may be approved by the Owners (such approval not to be unreasonably withheld) with insurers (including Protection & Indemnity and war risks associations) who are a member of International Group of P&I Associations (including the London Blocking and Trapping addendum) and as shall be reasonably acceptable to the Owners with deductibles reasonably acceptable to the Owners (it being agreed and understood by the Charterers that there shall be no element of self-insurance or insurance through captive insurance companies without the prior written consent of the Owners);

ii.
the policies in respect of the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks (including the London Blocking and Trapping addendum), shall, in each case, be endorsed to the effect that the full payment of a claim for a Total Loss will be made to the Owners without the need for any request, the Charterers shall procure from time to time that duplicates of all cover notes, policies, certificates of entry and certificates of financial responsibility shall be furnished to the Owners promptly following their issuance or renewal, with the originals being deposited with the relevant insurance brokers;

b.
Notwithstanding anything to the contrary contained in Clauses 13 of this Charter, the Vessel shall be kept insured during the Charter Period in respect of usual marine and war risks and hull and machinery and/or increased value for an amount of not less than USD 12,000,000, and protection and indemnity cover (including liability for oil pollution for the highest level from time to time available in the case of oil pollution liability risks included within the protection and indemnity risks, in the maximum amount available in the market from time to time (currently one billion Dollars ($1,000,000,000) in the case of oil pollution liability risks in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks, in  an amount of no less than USD 1,000,000,000 and excess war risk protection and indemnity cover, on standard Club Rules, in respect of the full tonnage of the Vessel;

c.	The full amount of the insurance proceeds in respect of Total Loss shall be payable as follows:

Owners’ Interest                        Charterers’ Interest

The amount shown on Schedule 1 (Column E)         Balance of Proceeds
corresponding to the applicable Hire Installment
(Column A) on the date of the Total Loss.

d.	Payment in respect of a claim which is not a Total Loss of the Vessel shall be payable in accordance with the terms of the loss payable clause in the form attached hereto as Schedule B.

e.	The Owners have no obligation to provide the Charterers with any replacement vessel if, for whatever reason, the Vessel is not available to the Charterers at any time during the Charter Period.

52.	Amendments
No variation or amendment of this Charter shall be valid unless in writing and signed on behalf of the Owners and the Charterers.

53.	NOTICES

(a)	Any communication to be made under or in connection with this Charter shall be in English made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.

(b)	The address, fax number and e-mail address of each party to this Charter for any communication or document to be made or delivered under or in connection with this Charter are:
Owners:

c/o Angeliki Kalapodi
77 Posidonos Av. Alimos, Athens Greece 17455
T+302111088479
F +302109828360
Mob: +306972977459
E-mail:  akalapodi@yahoo.gr

Charterers:

c/o Phoenix Bulk Carriers (US) LLC
109 Long Wharf
Newport, Rhode Island 02840 USA
Attn: Mark Filanowski/mfilanowski@phoenixbulkus.com
Tel: +401-846-7790
Fax: +401-846-1520

or any substitute address, fax number, e-mail address, may specifically notify to the other parties to this Charter.

a.	Costs and Expenses
Owners and Charterers shall each bear their own costs and expenses (including, without limitation, legal fees, inspection costs, consultant fees and other expenses) arising out of or in connection with the preparation and entering into of this Charter and the MOA and the transactions contemplated thereby.

[Signature Page Follows]

For and on behalf of Charterers:        For and on behalf of Owners:

Name: /s/ Deborah Davis        Name: /s/ Maria Zanioti
Title: Director        Title: Attorney in fact